EXHIBIT 99.1

NEWS RELEASE

NYSE:LDG

Contact: Farra Levin

925-979-3975

Longs Drug Stores Enters Asset Purchase Agreement

With PharMerica For Four Retail Pharmacies

Walnut Creek, Calif. (January 16, 2007) - Longs Drug Stores Corporation (NYSE: LDG) announced today that it has entered into an asset purchase agreement with PharMerica, Inc., a subsidiary of AmerisourceBergen Corporation (NYSE: ABC), to purchase four retail pharmacies. The transaction is expected to be completed in 60 to 90 days and is subject to customary closing conditions. Terms of the transaction were not disclosed.

The retail pharmacies average approximately 1,800 square feet. Three of the retail pharmacies are located in Hawaii and one in California. Upon completion of the transaction, Longs Drugs plans to operate the pharmacies under the name Longs Pharmacy.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to the purchase of four PharMerica pharmacies, the timing of the closing of the purchase, and the Company’s plans for the pharmacies, and are indicated by such words or phrases as “projects, expects, estimates, goals, plans,” or similar words or phrases. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, failure of satisfaction of closing conditions (including the failure to obtain any licenses, governmental approvals, or third party consents required for the PharMerica Pharmacies purchase), unanticipated delays in closing of the purchase, the occurrence of material adverse changes in the PharMerica Pharmacy business or assets, and other factors described from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The

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Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

About PharMerica, Inc.

PharMerica, Inc. specializes in long-term care pharmacy, providing medications, consulting programs, regulatory assistance and related services to long-term care residents in skilled nursing, sub-acute, and assisted living settings nationwide. Headquartered in Tampa, Florida, PharMerica has a network of 80 regional institutional pharmacies in 36 states, and it is a wholly-owned subsidiary of AmerisourceBergen Corporation.

About Longs Drug Stores Corporation

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in

Hawaii. The Company operates 506 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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